Exhibit 5.1

KIRKLAND & ELLIS LLP

AND AFFILIATED PARTNERSHIPS

200 East Randolph Drive

Chicago, Illinois 60601

312 861-2000

www.kirkland.com

July 8, 2005

Ruth’s Chris Steak House, Inc.

3321 Hessmer Avenue

Metairie, Louisiana 70002

Ladies and Gentlemen:

We are acting as special counsel to Ruth’s Chris Steak House, Inc., a Delaware corporation (the “Company”), in connection with the proposed registration by the Company of 11,430,000 shares of its Common Stock, par value $0.01 per share (the “Common Stock”), which includes 1,714,500 shares of Common Stock to cover over-allotments, if any, pursuant to a Registration Statement on Form S-1 (Registration No. 333-124285), originally filed with the Securities and Exchange Commission (the “Commission”) on April 25, 2005 under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The shares of Common Stock to be issued and sold by the Company pursuant to the Registration Statement are referred to herein as the “Firm Shares,” the shares of Common Stock to be sold by the selling stockholders identified in the Registration Statement are referred to herein as the “Secondary Shares” and the Firm Shares and Secondary Shares are collectively referred to herein as the “Shares.”

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Company, including the Amended and Restated Certificate of Incorporation of the Company (the “Amended and Restated Certificate”) to be filed with the Secretary of State of the State of Delaware prior to the sale of the Shares and (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance and sale of the Firm Shares and the original issuance of the Secondary Shares.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

(1)    Upon filing of the Amended and Restated Certificate with the Secretary of State of the State of Delaware, the Firm Shares will be duly authorized, and, when the Registration Statement becomes effective under the Act, and when appropriate certificates representing the Firm Shares are duly countersigned and registered by the Company’s transfer agent/registrar and delivered to the Company’s underwriters against payment of the agreed consideration therefor in accordance with the Underwriting Agreement, the Firm Shares will be validly issued, fully paid and nonassessable.

(2)    The Secondary Shares have been duly authorized, validly issued and fully paid and are non-assessable.

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory opinions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. This opinion and consent may be incorporated by reference in a subsequent registration statement on Form S-1 filed pursuant to Rule 462(b) under the Act with respect to the registration of additional securities for sale in the offering contemplated by the Registration Statement and shall cover such additional securities, if any, registered on such subsequent registration statement.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Firm Shares and the sale of the Secondary Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date that the Registration Statement becomes effective under the Act and we assume no obligation to revise or supplement this opinion after the date of effectiveness should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP